Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-30024, 333-34810, 333-39456, 333-108065, 333-133870, 333-133871, 333-171037, 333-173889), Form S-3 (No.  333-138600) and Form S-4 (No. 333-131541) of EarthLink, Inc. and in the related Prospectuses of our report dated March 1, 2011 (except Note 4 and Note 20, as to which the date is June 16, 2011), with respect to the consolidated financial statements of EarthLink, Inc. included in this Current Report (Form 8-K) dated June 16, 2011.

/s/ Ernst & Young LLP

Atlanta, Georgia
June 16, 2011